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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                      Orthodontic Centers of America, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                           (Title of Class Securities)

                                   68750P103
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                                 (CUSIP Number)

                               February 14, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 [ ] Rule 13d-1(b)

                 [ ] Rule 13d-1(c)

                 [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




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CUSIP NO. 68750P103
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   1.  Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

                                                     Gasper Lazzara, Jr.
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   2.  Check the Appropriate Box if a Member of a Group (See Instructions)  NA

       (a)  [ ].................................................................

       (b)  [ ].................................................................
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   3.  SEC Use Only.............................................................

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   4.  Citizenship or Place of Organization                United States

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Number of         5.     Sole Voting Power                3,336,530
Shares Bene-    ----------------------------------------------------------------
ficially by       6.     Shared Voting Power                873,511
Owned by Each   ----------------------------------------------------------------
Reporting         7.     Sole Dispositive Power           3,336,530
Person With:    ----------------------------------------------------------------
                  8.     Shared Dispositive Power           873,511

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   9.  Aggregate Amount Beneficially Owned by Each Reporting Person   4,210,041*


       *Includes 376,220 shares held in trusts by a third party trustee for the benefit of the children of the reporting person and 496,351 shares in a charitable foundation of which Dr. Lazzara is a co-trustee. The filing of this statement shall not be construed as an admission that the reporting person is, for the purpose of
         Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement.

   10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)  ...................................................

   11. Percent of Class Represented by Amount in Row (9)                   8.6%

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   12. Type of Reporting Person (See Instructions)                           IN

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       .........................................................................


       .........................................................................


       .........................................................................


       .........................................................................


       .........................................................................


       .........................................................................

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CUSIP No. 68750P103
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ITEM 1. (a)  Name of Issuer:                Orthodontic Centers of America, Inc.
ITEM 1. (b)  Address of Issuer's Principal
             Executive Offices:             3850 North Causeway Boulevard,
                                            Suite 990
                                            Metairie, Louisiana 70002


ITEM 2. (a)  Name of Person Filing:         Gasper Lazzara, Jr., D.D.S.
ITEM 2. (b)  Address of Principal Business
             Office or, if none, Residence: 5000 Sawgrass Village Circle,
                                            Suite 25
                                            Ponte Vedra Beach, Florida 32082

ITEM 2. (c)  Citizenship:                     United States
ITEM 2. (d)  Title of Class of Securities:    Common Stock
ITEM 2. (e)  CUSIP Number:                    68750P103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
        (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)  [ ]  Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act
                (15 U.S.C. 78c).
      (d)  [ ]  Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8).
      (e)  [ ]  An investment adviser in accordance with
                ss.240.13d-1(b)(1)(ii)(E);
      (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                ss.240.13d-1(b)(1)(ii)(F);
      (g) [ ]   A parent holding company or control person in accordance with
                ss.240.13d-1(b)(1)(ii)(G);
      (h) [ ]   A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);
      (i) [ ]   A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3);
      (j) [ ]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).     N/A

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 4,210,041*
                                     ---------
     (b)  Percent of class:  8.6%
                             ----
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 3,336,530.
                                                         ---------
          (ii)  Shared power to vote or to direct the vote 873,511.
                                                           -------
          (iii) Sole power to dispose or to direct the disposition of 3,336,530.
                                                                      ---------
          (iv)  Shared power to dispose or to direct the disposition of 873,511.
                                                                        -------

    *Includes 376,220 shares held in trusts by a third party trustee for the benefit of the children of the reporting person and 496,351 shares in a charitable foundation of which Dr. Lazzara is a co-trustee. The filing of this statement shall not be construed as an admission that the reporting person is, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

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CUSIP NO. 68750P103
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         (a)      N/A

         (b)      N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 13, 2001
                                -----------------------------------------------
                                                      Date

                                        /s/ Gasper Lazzara, Jr., D.D.S.
                                -----------------------------------------------
                                                   Signature

                                          Gasper Lazzara, Jr., D.D.S.
                                -----------------------------------------------
                                                     Name






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